Exhibit 10.23.2
JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
April 4, 2007
To: CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Chief Financial Officer
Telephone No.: 301-841-2866
Facsimile No.: 301-841-2307
Re: Warrants
Reference Number: 2480428
     If a Release Notice (as defined in the Letter Agreement (the “Letter Agreement”) dated as of February 13, 2007 between JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”), and CapitalSource Inc. (“Company”)) has been delivered to JPMorgan pursuant to Section 2(a) of the Letter Agreement, this Confirmation shall become effective and shall amend and supersede all prior Confirmations regarding the Transaction (as defined herein), including, without limitation, the ISDA confirmation between Company and JPMorgan dated March 16, 2004 (the “Original Confirmation”).
     The purpose of this letter agreement is to confirm the terms and conditions of the Warrants issued by the Company to JPMorgan on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.
     The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
     1. This Confirmation evidences a complete and binding agreement between JPMorgan and the Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if JPMorgan and the Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law and United States dollars as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 16, 2004

Warrants:	Equity call warrants to be issued by the Company to JPMorgan, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of Equity Definitions, each reference to a Warrant shall be deemed to be a reference to a Call Option.

Warrant Style:	American

Buyer:	JPMorgan

Seller:	Company

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “CSE”)

Number of Warrants:	7,401,420

Warrant Entitlement:	One Share per Warrant

Multiple Exercise:	Applicable

Minimum Number of Warrants:	1

Maximum Number of Warrants:	7,401,420

Strike Price:	USD 40.3025 (which represents the Strike Price as of the Trade Date; the Strike Price has been subsequently adjusted since the Trade Date and is as of April 4, 2007 USD 30.5594).

Premium:	USD 24,220,377.30 (which Premium was paid to Company on the Premium Payment Date pursuant to the terms of the Original Confirmation).

Premium Payment Date:	March 19, 2004

Exchange:	The New York Stock Exchange

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Expiration Time:	The Valuation Time

Expiration Date(s):	For any Daily Number of Warrants, each date specified as such in Annex A hereto.

Automatic Exercise:	Applicable; and means that, a number of unexercised Warrants for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised.

Valuation applicable to each Warrant:

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its sole discretion.

Valuation Date:	Each Exercise Date. Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the Settlement Price for such Valuation Date, as the case may be, on the basis of its good faith estimate of the trading value for the relevant Shares.

Settlement Terms applicable to the Transaction:

Method of Settlement:	Net Share Settlement; and means that, on each Settlement Date, Company shall deliver to JPMorgan, the Share Delivery Quantity of Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, plus cash in lieu of any fractional shares (based on such Settlement Price).

Net Share Settlement Amount:	For any Settlement Date, any amount equal to (i) the Number of Warrants being exercised on the relevant Exercise Date (or in the case of any exercise (including any Automatic Exercise) on an Expiration Date, the Daily Number of Warrants for such Expiration Date) multiplied by (ii) the Strike Price Differential for such Settlement Date. For avoidance of doubt, if any Warrants are exercised prior to the first Expiration Date, the Calculation Agent will proportionately adjust each Daily Number of Warrants to reflect such exercise.

Strike Price Differential:	(a) If the Settlement Price for any Valuation Date is greater than the Strike Price, an amount equal to the excess of such Settlement Price over the Strike Price; or

(b) If such Settlement Price is less than or equal to the Strike Price, zero.

Settlement Price:	For any Valuation Date, the closing sale price per Share quoted by the Exchange (or, if no closing sale price is so quoted, the last reported sale price) as of the Valuation Time on the Valuation Date.

Settlement Date:	For any Exercise Date, the date defined as such in Section 6.2 of the Equity Definitions, subject to Section 9(r)(i) hereof.

Failure to Deliver:	Applicable

Other Applicable Provisions:	The provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may adjust the Daily Number of Warrants.

Extraordinary Events applicable to the Transaction:

Consequence of Merger Events

(a) Share-for-Share:	Alternative Obligation; provided that the Calculation Agent will determine if the Merger Event affects the theoretical value of the Transaction and if so JPMorgan in its sole discretion may elect to make adjustments to the Strike Price and any other term necessary to reflect the characteristics (including volatility, dividend practice and policy and liquidity) of the New Shares. Notwithstanding the foregoing, Cancellation and Payment shall apply in the event the New Shares are not publicly traded on a United States national securities exchange.

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Nationalization or Insolvency:	Cancellation and Payment

4. Calculation Agent:	JPMorgan, whose calculations and determinations shall be made in good faith and in a commercially reasonable manner, including with respect to calculations and determinations that are made in its sole discretion.
5. Account Details:
(a)	Account for payments to Company:
Bank of America, New York
ABA: 026009593
Acct Name: CapitalSource Finance LLC
Acct No.: 003930250176
Account for delivery of Shares to Company:
To be determined in advance of any such delivery.
(b)	Account for payments to JPMorgan:

JPMorgan Chase Bank, National Association, New York
ABA: 021 000 021
Favour: JPMorgan Chase Bank, National Association – London
A/C: 0010962009 CHASUS33
Account for delivery of Shares from JPMorgan:
DTC 0060
6. Offices:
The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.
The Office of JPMorgan for the Transaction is: New York
JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
7. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Company:
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Chief Financial Officer
Telephone No.: 301-841-2866
Facsimile No.: 301-841-2307
Address for notices or communications to JPMorgan:
JPMorgan notice information to follow:
JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention: Eric Stefanik
Title: Operations Analyst
EDG Corporate Marketing
Telephone No: (212) 622-5814
Facsimile No: (212) 622-8534
8. Representations, Warranties of the Company
(a)	The Company hereby represents and warrants to JPMorgan that the Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as set forth or incorporated by reference in or contemplated by Company’s Form S-4 Registration Statement (file number 333-140650) filed February 13, 2007, as the same may be amended (the “Form S-4”), related to the Exchange Offer as defined in the Letter Agreement (as amended by any subsequent annual, quarterly and current reports filed and other filings made to the date hereof under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, any Form 10-K filed by the Company subsequent to the Company’s 2005 Form 10-K) (such reports and filings, collectively, the “Company’s Filings”); and the Company is duly authorized, qualified or registered, as the case may be, to do business as a foreign corporation in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such authorization, qualification or registration, except where the failure to obtain such authorization, qualification or registration would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, management or results of operations of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”).

(b)	The Company hereby represents and warrants to JPMorgan that the Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on the Company’s part; and this Confirmation has been duly and validly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(c)	The Company hereby represents and warrants to JPMorgan that neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of the Company hereunder will conflict with or result in a breach of the Delaware General Corporation Law, the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time to time (the “Charter”), or by-laws (or any equivalent documents) of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which the Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of the Company and its subsidiaries filed as exhibits to the Company’s Filings.

(d)	The Company hereby represents and warrants to JPMorgan that no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by the Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933 (the “Securities Act”) or state securities laws.

(e)	The Company hereby represents and warrants to JPMorgan that the Shares of the Company initially issuable upon exercise of the Warrant by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of the Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(f)	The Company hereby represents and warrants to JPMorgan that except as set forth or incorporated by reference in the Form S-4, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have, or reasonably be expected to have, a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Confirmation; and no such actions, suits or proceedings are, to the Company’s knowledge, threatened or contemplated.

(g)	The Company hereby represents and warrants to JPMorgan that the Company’s Filings which are incorporated by reference in the Form S-4 do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h)	The Company hereby represents and warrants to JPMorgan that it is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended).

(i)	The Company hereby represents and warrants to JPMorgan that the Company is not an “investment company” or a company “controlled” by an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

(j)	Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the letter (the “Waiver”) dated as of February 13, 2007 delivered by Company to JPMorgan and entitled “Waiver of Ownership Limit”; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and the Waiver has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(k)	Assuming the accuracy of the representations made by JPMorgan in the certain letter to the Company dated February 13, 2007, neither the execution and delivery of the Waiver nor the incurrence or performance of obligations of Company thereunder will conflict with or result in a breach of the Charter or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Company or any of its significant subsidiaries filed as exhibits to the Company’s Form 10-K.
9. Other Provisions:
(a)	No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party nor any of its agents is acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or any of its agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(b)	Share De-listing Event. If at any time during the period from and including the Trade Date, to and including the final Valuation Date, the Shares cease to be listed or quoted on the Exchange for any reason (other than a Merger Event as a result of which the shares of common stock underlying the Options are listed or quoted on The New York Stock Exchange, The American Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) (the “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange, then Cancellation and Payment (as defined in Section 9.6 of the Equity Definitions treating the “Announcement Date” as the date of first public announcement that the Share De-Listing will occur and the “Merger Date” as the date of the Share De-Listing) shall apply, and the date of the de-listing shall be deemed the date of termination for purposes of calculating any payment due from one party to the other in connection with the cancellation of this Transaction. If the Shares are immediately re-listed on a Successor Exchange upon their de-listing from the Exchange, this Transaction shall continue in full force and effect, provided that the Successor Exchange shall be deemed to be the Exchange for all purposes hereunder. In addition, the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction in accordance with Calculation Agent Adjustment method as defined under Section 9.1(c) of the Equity Definitions.

(c)	Repurchase Notices. Company shall give JPMorgan written notice of any repurchase of Shares (a “Repurchase Notice”) at least ten Exchange Business Days prior to effecting such repurchase if, after giving effect to such repurchase, the fraction (x) the numerator of which is the product of (A) (a) the Number of Warrants multiplied by (b) the Warrant Entitlement; plus (B) the product of (a) the Number of Options for the Call Option Transaction Reference Number 2480433 between Counterparty and JPMorgan (the “Amended Call Option Transaction”) multiplied by (b) the Option Entitlement for the Amended Call Option Transaction; plus (B) the product of (a) the Number of Options for the Call Option Transaction (the “New Call Option Transaction”) between Counterparty and JPMorgan relating to the Company’s Senior Subordinated Convertible Debentures due 2034 issued in accordance with the exchange offer pursuant to the Company’s Form S-4 Registration Statement filed February 13, 2007, as amended, multiplied by (b) the Option Entitlement for the New Call Option Transaction and (y) the denominator of which is the number of Company’s Shares outstanding on such day (such fraction expressed as a percentage, the “Warrants Equity Percentage”) would be greater than 10.14%. Such Repurchase Notice shall set forth the number of Shares to be outstanding after giving effect to the relevant Share repurchase. In connection with any delivery of any Repurchase Notice to JPMorgan, Company shall (x) concurrently with or prior to such delivery, publicly announce and disclose the relevant repurchase or (y) represent and warrant in such Repurchase Notice that the information set forth in such Repurchase Notice does not constitute material non-public information with respect to Company or the Shares.

(d)	Conversion Rate Adjustments. Company shall provide to JPMorgan written notice (such notice, a “Conversion Rate Adjustment Notice”) at least ten Exchange Business Days prior to consummating or otherwise executing or engaging in any transaction or event, other than a publicly announced cash dividend payment (a “Conversion Rate Adjustment Event”), that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), other than an increase pursuant to Section 14.06(a) of the Indenture, which Conversion Rate Adjustment Notice shall set forth the new, adjusted Conversion Rate after giving effect to such Conversion Rate Adjustment Event (the “New Conversion Rate”); provided that no such Conversion Rate Adjustment Notice needs to be provided unless, after giving effect to such Conversion Rate Adjustment Event, the Warrants Equity Percentage would be greater than 10.14%. In connection with the delivery of any Conversion Rate Adjustment Notice to JPMorgan, Company shall (x) concurrently with or prior to such delivery, publicly announce and disclose the Conversion Rate Adjustment Event or (y) concurrently with such delivery, represent and warrant that the information set forth in such Conversion Rate Adjustment Notice does not constitute material non-public information with respect to Company or the Shares.

(e)	Regulation M. The Company was not on the Trade Date and is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Company, other than a distribution meeting the requirements of the exception set forth in sections 101(b)(10) and 102(b)(7) of Regulation M. The Company shall not, until the fifth Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(f)	No Manipulation. The Company is not entering into this Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of Section 9 of the Exchange Act.

(g)	Board Authorization. Company represents that it is entering into the Transaction, solely for the purposes stated in the board resolution authorizing this Transaction and in its public disclosure. Company further represents that there is no internal policy, whether written or oral, of Company that would prohibit Company from entering into any aspect of this Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(h)	Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of JPMorgan. JPMorgan may transfer or assign all or any portion of its rights or obligations under this Transaction without consent of the Company. If after JPMorgan’s commercially reasonable efforts, JPMorgan is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to JPMorgan and within a time period reasonably acceptable to JPMorgan of a sufficient number of Options to reduce (i) JPMorgan’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 8.0% of Company’s outstanding Shares or less, (ii) the Warrants Equity Percentage to 10.14% or less or (iii) J.P. Morgan Chase & Co’s (“Bank”) Beneficial Ownership (as such term is defined in the Charter) of Shares (as such term is defined in the Charter) to 18% or less, JPMorgan may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) its “beneficial ownership” following such partial termination will be equal to or less than 8.0%, (ii) the Warrants Equity Percentage following such partial termination will be equal to or less than 10.14% or (iii) Bank’s Beneficial Ownership (as such term is defined in the Charter) of Shares (as such term is defined in the Charter) following such partial termination will be equal to or less than 18%. Solely for purposes of this subsection, following receipt of any Repurchase Notice or Conversion Rate Adjustment Notice, (i) JPMorgan’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) with respect to Shares, (ii) the Options Equity Percentage and (iii) Bank’s Beneficial Ownership (as such term is defined in the Charter) with respect to the Shares (as such term is defined in the Charter), as the case may be, shall incorporate the deemed effect of the relevant Share repurchase (in the case of a Repurchase Notice) or New Conversion Rate (in the case of a Conversion Rate Adjustment Notice). In the event that JPMorgan so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(p) shall apply to any amount that is payable by JPMorgan to Company pursuant to this sentence as if Company was not the Affected Party).

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any shares or other securities to or from Company, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform JPMorgan’s obligations in respect of this Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Company to the extent of any such performance.

(i)	Amendment. Paragraph (i) of Section 9.7(b) of the Equity Definitions is hereby amended for purposes of this Transaction by replacing “two-year” with “90 calendar day”.

(j)	Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof.

(k)	[Reserved]

(l)	Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is greater than the Regular Dividend on a per share basis, then the Calculation Agent will adjust the Strike Price to preserve the fair value of the Warrant to JPMorgan after taking into account such dividend. “Regular Dividend” shall mean USD 0.00 per Share per quarter.

(m)	Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPMorgan (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(n)	Additional Provisions.

(i) The first paragraph of Section 9.1(c) of the Equity Definitions is hereby amended to read as follows: (c) ‘If “Calculation Agent Adjustment” is specified as the method of adjustment in the Confirmation of a Share Option Transaction, then following the declaration by the Issuer of the terms of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or Warrants and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the sentence immediately preceding Section 9.1(c)(ii) is hereby amended by deleting the words “diluting or concentrative”.

(ii) Section 9.1(e)(vi) of the Equity Definitions is hereby amended by deleting the words “other similar” between “any” and “event”; deleting the words “diluting or concentrative” and replacing them with “material”; and adding the following words at the end of the sentence “or Warrants”.

(iii) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “ or (C) at JPMorgan’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(iv) Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words “Calculation Agent” in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

“and based on an amount representing the Calculation Agent’s commercially reasonable, good faith determination of the fair value to Buyer of an option with terms that would preserve for Buyer the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Merger Event, Nationalization, Insolvency or De-Listing Event, as the case may be.”

(v) Any provision in the Agreement with respect to (1) the netting of obligations of the Company or (2) the satisfaction of the Company’s payment obligations to the extent of JPMorgan’s payment obligations to the Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof), in each case as applied solely to this Transaction, shall not apply to the Company and, for the avoidance of doubt, the Company shall fully satisfy such payment obligations notwithstanding any payment obligation to the Company by JPMorgan in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, clause (i) of the foregoing sentence shall apply as follows: (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) this Transaction and (b) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

(o)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of the Company hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. Any provision in the Agreement with respect to the satisfaction of the Company’s payment obligations to the extent of JPMorgan’s payment obligations to the Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to the Company and, for the avoidance of doubt, the Company shall fully satisfy such payment obligations notwithstanding any payment obligation to the Company by JPMorgan in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (i) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

(p)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by the Company to JPMorgan, (i) pursuant to Section 9.7 of the Equity Definitions (except in the event of a Nationalization or Insolvency or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) or (vi) of the Agreement that resulted from an event or events outside Company’s control) (a “Payment Obligation”), Company may, in its sole discretion, satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) and shall give irrevocable telephonic notice to JPMorgan, confirmed in writing within one Currency Business Day, between the hours of 9:00 a.m. and 4:00 p.m. New York local time on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable (“Notice of Share Termination”). Upon Notice of Share Termination no later than 8:00 a.m. on the Exchange Business Day immediately following the Merger Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable, the following provisions shall apply:

Share Termination Alternative:	Applicable and means that Company shall deliver to JPMorgan the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) when the Payment Obligation would otherwise be due, subject to paragraph (r)(i) below, in satisfaction, subject to paragraph (r)(ii) below, of the Payment Obligation in the manner reasonably requested by JPMorgan free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to JPMorgan of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Company at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (r)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registered Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (r)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Termination Event or Event of Default, one Share or, in the case of Nationalization or Insolvency or a Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization or Insolvency or such Merger Event. If a Share Termination Delivery Unit consists of property other than cash or New Shares, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Share Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Settlement is applicable to this Transaction.
(q)	Registration/Private Placement Procedures. If, in the reasonable opinion of JPMorgan, following any delivery of Shares or Share Termination Delivery Property to JPMorgan hereunder, such Shares or Share Termination Delivery Property would be in the hands of JPMorgan subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless waived by JPMorgan. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, the Company shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registered Settlement for all deliveries of Restricted Shares for all such Expiration Dates, which election shall be applicable to all Settlement Dates for such Daily Number of Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Daily Number of Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registered Settlement for such aggregate Restricted Shares delivered hereunder.
(i)	If the Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by the Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to JPMorgan; provided that the Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by the Company to JPMorgan (or any affiliate designated by JPMorgan) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by JPMorgan (or any such affiliate of JPMorgan). The Private Placement Settlement of such Registered Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to JPMorgan, due diligence rights (for JPMorgan or any designated buyer of the Restricted Shares by JPMorgan), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to JPMorgan. In the case of a Private Placement Settlement, JPMorgan shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (q) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the amount of such Restricted Shares to be delivered to JPMorgan hereunder; provided that in no event such number shall be greater than the five times the Number of Warrants (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by JPMorgan to the Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (q) above) or on the Settlement Date for such Restricted Shares (in the case of settlement of Shares pursuant to Section 2 above).

(ii)	If the Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then the Company shall promptly (but in any event no later than the beginning of the Resale Period (as defined below)) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to JPMorgan, to cover the resale of such Restricted Shares in accordance with a customary underwriting agreement that includes covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation, all mutually acceptable to the Company and JPMorgan. If JPMorgan is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) any Settlement Date in the case of an exercise of Warrants prior to the first Expiration Date pursuant to Section 2 above, (y) the Share Termination Payment Date in case of settlement of Share Termination Delivery Units pursuant to paragraph (q) above or (z) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which JPMorgan completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to JPMorgan by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Shares
(“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall the Company deliver a number of Restricted Shares greater than the Maximum Amount.

(iii)	Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to JPMorgan, as purchaser of such Restricted Shares, (i) may be transferred by and among JPMorgan Chase Bank and its affiliates and Company shall effect such transfer without any further action by JPMorgan and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by JPMorgan (or such affiliate of JPMorgan) to Company or such transfer agent of seller’s and broker’s representation letters customarily delivered by JPMorgan in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by JPMorgan (or such affiliate of JPMorgan).
If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(r)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, JPMorgan may not exercise any Warrant hereunder, and Automatic Exercise shall not apply with respect thereto, to the extent (but only to the extent) that, after such receipt, JPMorgan would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) in excess of 9.9% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, JPMorgan would directly or indirectly so beneficially own in excess of 9.9% of the outstanding Shares. If any delivery owed to JPMorgan hereunder is not made, in whole or in part, as a result of this provision, the Company’s obligation to make such delivery shall not be extinguished and the Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, JPMorgan gives notice to the Company that, after such delivery, JPMorgan would not directly or indirectly so beneficially own in excess of 9.9% of the outstanding Shares.

(s)	Share Deliveries. The Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that JPMorgan will not be considered an affiliate under this Section 9(r) solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Property hereunder at any time after 2 years from the Trade Date shall be eligible for resale under Rule 144(k) of the Securities Act and the Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Property. The Company further agrees, for any delivery of Shares or Share Termination Property hereunder at any time after 1 year from the Trade Date but within 2 years of the Trade Date, to the to the extent the holder of this Warrant then satisfies the holding period and other requirements of Rule 144 of the Securities Act, to promptly remove, or cause the transfer agent for such Restricted Share to remove, any legends referring to any such restrictions or requirements from such Restricted Shares. Such Restricted Shares will be de-legended upon delivery by JPMorgan (or such affiliate of JPMorgan) to the Company or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of restricted securities pursuant to Rule 144 of the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by JPMorgan (or such affiliate of JPMorgan). The Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 1 year from the Trade Date, may be transferred by and among JPMorgan and its affiliates and the Company shall effect such transfer without any further action by JPMorgan. Notwithstanding anything to the contrary herein, the Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities Exchange Commission or any court change after the Trade Date, the agreements of the Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of the Company, to comply with Rule 144 of the Securities Act, including Rule 144(k) as in effect at the time of delivery of the relevant Shares or Share Termination Property.

(t)	Governing Law. New York law (without reference to choice of law doctrine).

(u)	Indemnification. Company agrees to indemnify and hold harmless JPMorgan and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including, without limitation, losses relating to JPMorgan’s hedging or trading activities, losses relating to JPMorgan’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider,” any losses resulting from the operation of any ownership limitations contained in the Charter and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of (i) Company’s failure to publicly announce and disclose the contents of any Repurchase Notice or Conversion Rate Adjustment Notice, as the case may be, or (ii) Company’s failure to provide JPMorgan with a Repurchase Notice on the day and in the manner specified in Section 9(c); and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Company’s failure to publicly announce and disclose the contents of any Repurchase Notice or Conversion Rate Adjustment Notice, as the case may be, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding contemplated by this subsection that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this subsection that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this subsection is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this subsection are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this subsection shall remain operative and in full force and effect regardless of the termination of this Transaction.

(v)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(w)	Right to Extend. JPMorgan may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if JPMorgan determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve JPMorgan’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable JPMorgan to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if JPMorgan were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to JPMorgan.

(x)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code..

(y)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.
Very truly yours,

J.P. Morgan Securities Inc., as agent for
JPMorgan Chase Bank, National Association

By:	/s/ JEFF ZAJKOWSKI

Authorized Signatory
Name: Jeff Zajkowski

Accepted and confirmed
as of the Trade Date:

CapitalSource Inc.

By:	/s/ JEFFREY LIPSON

Authorized Signatory
Name: Jeffrey Lipson Vice President & Treasurer
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority